[LETTERHEAD OF RBG & CO.]

                   Consent of Independent Public Accountants]

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 27, 1998 on Windsor Art, Inc., for the years ended December 31, 1997 and 1996, included in Interiors, Inc.'s Current Report on Form 8-K, as filed with the Commission on August 10, 1998, and as amended by Interiors, Inc.'s Current Report on Form 8K/A on October 9, 1998, and to all references to our Firm included in this registration statement on Form S-3 as amended, registering 14,170,878 shares of Class A Common Stock.

                                             /s/ Rubin Brown Gornstein & Co. LLP

St. Louis Missouri
August 12, 1999